UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERSPECTA INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	82-3141520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
15052 Conference Center Drive
Chantilly, VA 20151
(571) 313-6000
(Address, including zip code, of principal executive offices)
THE PERSPECTA INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)
James L. Gallagher
General Counsel and Secretary
15052 Conference Center Drive
Chantilly, VA 20151
(571) 313-6000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐                Accelerated filer            ☐
Non-accelerated filer    ☒                Smaller reporting company    ☐
                            Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$50,000,000	N/A	$50,000,000	$6,060

(1)
The obligations under the Perspecta Inc. Deferred Compensation Plan (the “Plan”) are unsecured obligations of Perspecta Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is included in the prospectus for the Plan, which the Company has elected not to file as part of this Registration Statement in accordance with the instruction to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the Commission on June 29, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, as filed with the Commission on August 14, 2018;

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, as filed with the Commission on November 14, 2018;

(d)
The Company’s Current Report on Form 8-K dated May 31, 2018, as initially filed with the Commission on June 6, 2018, as amended by Amendment No. 1 on Form 8-K/A dated July 19, 2018, as filed with the Commission on July 19, 2018;

(e)	The Company’s Current Report on Form 8-K dated October 2, 2018, as filed with the Commission on October 9, 2018;

(f)	The Company’s Current Report on Form 8-K dated October 9, 2018, as filed with the Commission on October 15, 2018;

(g)	The Company's Current Report on Form 8-K dated November 14, 2018, as filed with the Commission on November 15, 2018; and

(h)	The Company's Current Report on Form 8-K dated December 12, 2018, as filed with the Commission on December 18, 2018.
All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.    Description of Securities.
The Securities being registered pursuant to the Plan represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 4.3 to this Registration Statement.
The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the Plan from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtedness of the Company.
The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by the participant. Amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan and elected by the participant. The Obligations are generally payable upon a date or dates selected by the participant in accordance with the terms of the Plan, subject to exceptions for in-service withdrawals and certain terminations of employment. The Obligations generally are payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the Plan.

Participants or beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of death. The Company reserves the right to amend or terminate the Plan at any time and for any reason.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Nevada law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company’s Amended and Restated Articles of Incorporation and Bylaws include provisions that require the Company to indemnify, to the fullest extent allowable under Nevada law, the Company’s directors or officers against monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s Amended and Restated Articles of Incorporation and Bylaws also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under Nevada law. The Company is also expressly authorized to carry directors’ and officers’ insurance to protect the Company and the Company’s directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions under Nevada law and in the Company’s Amended and Restated Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, stockholders may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

The exhibits to this Registration Statement are listed in the Index to Exhibits at the end of the Registration Statement and are incorporated herein by reference.

Item 9.    Undertakings.
(a)    The undersigned Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Perspecta Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Form 10 of Perspecta Inc., filed with the Securities and Exchange Commission on April 11, 2018)

4.2	Bylaws of Perspecta Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form 10 of Perspecta Inc., filed with the Securities and Exchange Commission on April 11, 2018)
4.3*	The Perspecta Inc. Deferred Compensation Plan
5.1*	Opinion of McGuireWoods LLP
23.1*	Consent of Deloitte & Touche LLP
23.3*	Consent of McGuireWoods LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly in the Commonwealth of Virginia, on this 28th day of December, 2018.

PERSPECTA INC.

By:	/s/ James L. Gallagher
	Name:	James L. Gallagher
	Title:	General Counsel and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Curtis, James L. Gallagher and John Kavanaugh, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Curtis	President, Chief Executive Officer and Director	December 28, 2018
John M. Curtis	(Principal Executive Officer)

/s/ John P. Kavanaugh	Senior Vice President and Chief Financial Officer	December 28, 2018
John P. Kavanaugh	(Principal Financial Officer)

/s/ William G. Luebke	Senior Vice President and Corporate Controller	December 28, 2018
William G. Luebke	(Principal Accounting Officer)

/s/ J. Michael Lawrie	Chairman	December 28, 2018
J. Michael Lawrie

/s/ Sanju K. Bansal	Director	December 28, 2018
Sanju K. Bansal

/s/ Sondra L. Barbour	Director	December 28, 2018
Sondra L. Barbour

/s/ Lisa S. Disbrow	Director	December 28, 2018
Lisa S. Disbrow

/s/ Pamela O. Kimmet	Director	December 28, 2018
Pamela O. Kimmet

/s/ Ramzi M. Musallam	Director	December 28, 2018
Ramzi M. Musallam

/s/ Philip O. Nolan	Director	December 28, 2018
Philip O. Nolan

/s/ Paul N. Saleh	Director	December 28, 2018
Paul N. Saleh

/s/ Michael E. Ventling	Director	December 28, 2018
Michael E. Ventling